Exhibit 10.2

TERMINATION OF THE
SALARY CONTINUATION AGREEMENT
DATED [*]
BETWEEN
SANTA LUCIA BANK
AND
[*]

This Termination Agreement (the “Termination”) by and between Santa Lucia Bank, a California corporation, (the “Bank”) and [*] (the “Executive”), is made this ___ day of [*], 2011.

WITNESSETH:

WHEREAS, the Bank and the Executive are parties to a Salary Continuation Agreement dated [*] (the “Agreement”); and

WHEREAS, the Bank and the Executive wish to terminate the Agreement;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Executive agree as follows.

AGREEMENT

1.           Termination.  The Bank and the Executive agree to terminate the Agreement effective as of the first day of January, 2011.

2.           Payment.  During the period between May 1, 2012 and April 30, 2013, the Bank shall pay the Executive the full amount of the Accrued Liability Balance, calculated as of January 1, 2011.

3.           Complete Liquidation of Executive’s Interest.  The payment described in the Section 2 fully and completely liquidates the Executive’s interest in the Agreement.

4.           Compliance with Tax and Regulatory Requirements.

a.      Internal Revenue Code Section 409A.  The Bank and Executive both intend for this Termination to meet the requirements of Treasury Regulations Section 1.409A-3(j)(ix)(C).  Consequently, the Bank is entering into substantially similar termination agreements with respect to all the non-qualified deferred compensation agreements to which the Bank is a party such that i) all the non-qualified deferred compensation agreements to which the Bank is a party will be terminated, and ii) each of the executives and directors who are party to a non-qualified deferred compensation agreements will receive full payment for their entire interest in the agreements within twelve (12) months following such terminations. Furthermore, the Bank warrants and represents that i) this Termination is not being made proximate to a downturn in the financial health of the Bank, and ii) the Bank will not implement a new plan which would be aggregated with the Agreement under Treasury Regulations Section 1.409A-1(c) within the three (3) years following the termination of the Agreement.

b.      FDIC Golden Parachute Restrictions.  The Bank has complied with all the requirements of Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation.

5.           Modification.  Any modification of this Termination shall be effective only if it is in writing and signed by each party or such party's authorized representative, and only to the extent that it is compliant with all applicable codes and statutes.  The Bank may not revoke this Termination of its own accord.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Termination as indicated below:

Executive:	Bank:

By:
Its: